SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

December 20, 2007
Date of report (Date of earliest event reported)

Petroleum Development Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada	0-7246	95-2636730
State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification No.

120 Genesis Boulevard, Bridgeport, WV   26330

(Address of Principal Executive Offices)

Registrant's telephone number, including area code    304-842-3597

no change

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2007 the Board of Directors selected Chief Financial Officer Richard W. McCullough as the successor to current Chief Executive Officer Steven R. Williams.  Mr. Williams, who has served as CEO and Chairman since January 2004, will remain as CEO until his retirement in 2008, as the Company announced earlier this year.  The Company has instituted a transition period of approximately eight months to allow Mr. McCullough to complete various initiatives in the financial area.  The Company anticipates that Mr. Williams will retire as CEO at the end of the transition period and will continue to serve as Chairman through at least the end of 2008.

The Board of Directors also voted to increase the size of the Board of Directors from nine to ten and added Mr. McCullough as a member of the Board and appointed him as Vice Chairman of the Board effective immediately.  There have been no Board committee assignments made for Mr. McCullough at this time and there have been no modifications to his compensation at this time. The selection of Mr. McCullough as a director was not pursuant to any arrangement or understanding between Mr. McCullough and any third party.  As of the date of this report neither Mr. McCullough nor any member of his immediate family is a party, directly or indirectly, to any transaction that the Company is aware of that is required to be reported pursuant to Item 404(a) of regulation S-K under the Securities Exchange Act of 1934.  We incorporate by reference herein the biographical description of Mr. McCullough's business experience set forth in Item 10 of the Company's Form 10-K for its fiscal year ended December 31, 2007.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

99.1	Press Release dated December 20, 2007, "Petroleum Development Corporation Announces CEO Succession Plans Richard W. McCullough Named Successor and Appointed Vice Chairman" (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petroleum Development Corporation

Date  December 21, 2007

By  /s/ Steven R. Williams
       Steven R. Williams
       Chief Executive Officer